Exhibit 10.5
AMENDED AND RESTATED EXECUTIVE AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE AGREEMENT (this “Agreement”) is made effective as of the 21st day of December, 2006, by and between webMethods, Inc., a Delaware corporation (the “Company”), and David L. Mitchell (the “Executive”).
     WHEREAS, the Executive is presently employed by the Company;
     WHEREAS, the Board of Directors of the Company (the “Board”), acting through its Compensation Committee, recognizes that the Executive’s contribution to the growth and success of the Company has been and continues to be substantial;
     WHEREAS, the Board desires to provide for certain arrangements in the event that the Executive’s employment with the Company is terminated under certain circumstances; and
     WHEREAS, the Company and the Executive desire to enter into this Agreement on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and of the continued employment of the Executive by the Company, the parties hereto, intending to be legally bound, do hereby agree as follows:
     1. Definitions. For purposes of this Agreement:
          (a) “Cause” shall mean the Executive’s (i) theft, fraud, material dishonesty or gross negligence in the conduct of the Company’s business, (ii) continuing neglect of the Executive’s duties and responsibilities that has a material adverse effect on the Company (which neglect is not cured within fifteen (15) days after receipt of written notice by the Executive specifying the particulars of such neglect), or (iii) conviction of a felony (not involving an automobile). For purposes of this Agreement, any purported termination of the Executive’s employment shall be presumed to be other than for Cause, unless the Notice of Termination includes a copy of a resolution duly adopted by the Board which finds Cause to exist and specifies the particulars thereof in detail.
          (b) “Good Reason” shall mean (i) a decrease in the Executive’s base salary, (ii) a material reduction or material adverse change in the Executive’s authorities, duties or job responsibilities (which material reduction or material adverse change is not cured within fifteen (15) days after written notice by the Executive specifying the particulars of such reduction or change in such authorities, duties or job responsibilities, the notice of which is given to the Company within fifteen (15) days of such reduction or change), or (iii) a geographic relocation of the Executive without the Executive’s consent more than thirty (30) miles from the current location of the Executive’s office as of the date hereof.

          (c) A “Change in Control” shall be deemed to have occurred if (A) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, (B) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, (C) the shareholders of the Company approve a merger or consolidation involving the Company that would result in a change of ownership of a majority of the outstanding shares of capital stock of the Company, or (D) the shareholders of the Company approve a plan of liquidation or dissolution of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets.
          (d) The “Date of Termination” with respect to any purported termination of the Executive’s employment means the date specified as such in the Notice of Termination. In the case of termination of the Executive’s employment (i) by the Company for Cause or (ii) by the Executive for any reason, the Date of Termination shall be a date not less than seven (7) days from the date the Notice of Termination is given. In the case of termination of the Executive’s employment by the Company without Cause, the Date of Termination shall be a date not less than thirty (30) days from the date the Notice of Termination is given.
          (e) “Notice of Termination” means a written notice of termination of employment by the terminating party, which notice shall specify a Date of Termination and the particular facts and circumstances of such termination, including the existence of Cause or Good Reason.
     2. Termination of Employment.
          (a) The Executive’s employment may be terminated at any time by the Company, with or without Cause, by delivery of a Notice of Termination to the Executive. The Executive’s employment may be terminated at any time by the Executive, without Good Reason, by delivery of a Notice of Termination to the Company. The Executive’s employment may be terminated by the Executive for Good Reason, by delivery of a Notice of Termination to the Company within thirty (30) days of the later occurrence of the event constituting Good Reason or the termination of the Corporation’s cure period, if any, with respect to the event constituting Good Reason.
          (b) In the event the Company terminates the Executive’s employment without Cause, or in the event the Executive terminates the Executive’s employment for Good Reason, then the Company shall, subject to Section 7 hereof, pay the Executive’s base salary through the date of such termination and shall continue to pay to the Executive the Executive’s monthly base salary, and shall administer and pay for the Executive’s life, disability, accident and health insurance benefits substantially similar to those which Executive is receiving immediately prior to the Notice of Termination, until the first anniversary of the Date of Termination; provided, however, that the Company’s obligations under this Section 2(b) shall cease upon the Executive’s commencement of full-time employment with another employer. Notwithstanding the foregoing, (i) the Company’s obligations under this Section 2(b), if any, shall be contingent upon the Executive executing a general release of claims in favor of the Company, and its officers, directors and affiliates, in a form provided by the Company, and (ii) in the event Executive’s termination of employment falls within one (1) year after the consummation of a Change in Control, the Company shall have no obligation under this Section 2(b).
          (c) If there is a Change in Control of the Company or there has been a public announcement of a Change in Control of the Company (provided, however, that consummation of the Change in Control of the Company shall be a condition precedent to the effectiveness of this provision) and at any time within one (1) year after the consummation of a Change in Control (i) the Company terminates the Executive’s employment without Cause, or (ii) the Executive terminates the Executive’s employment for Good Reason, then the Company (x) shall pay the Executive’s base salary through the Date of Termination, (y) shall pay to the Executive, in a lump sum in cash within ten (10) business days after the Date of Termination, an amount equal to one and one half (1 1/2) times the sum of (A) the Executive’s base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof and (B) the maximum bonus or incentive compensation amount for which the Executive is eligible to be awarded pursuant to any bonus or incentive compensation plan, calculated based upon the bonus period in which the Date of Termination occurs and annualized to the extent that such bonus period does not reflect a twelve (12) month period and (C) for an eighteen (18) month period after the Date of Termination, the Company shall administer and pay for the Executive’s life, disability, accident and health insurance benefits substantially similar to those which Executive is receiving immediately prior to the Notice of Termination. The Company’s obligations under this Section 2(c), if any, shall be contingent upon the Executive executing a general release of all claims in favor of the Company, and its officers, directors and affiliates, in a form provided by the Company.
          (d) In the event of the death of the Executive, this Agreement shall terminate, and shall be of no further force or effect; provided, however, that notwithstanding the foregoing, the death of the Executive shall not in any way affect any payment obligations of the Company pursuant to Section 2(b) or Section 2(c) hereof which exist at the time of such death.
     3. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
     4. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or via reputable overnight delivery service, or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the Executive’s home address as it appears on the records of the Company, and if to the Company, to the Company’s executive headquarters, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     5. Prior Agreement. All prior agreements between the Company and the Executive with respect to the subject matter hereof (except for stock option agreements), including without limitation the Executive Agreement, dated as of March 9, 2004, by and between the Company and the Executive, are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect. This Agreement is intended to be, and shall be, a complete integration of all prior agreements and discussions between the Company and the Executive with respect to the subject matter hereof (except as set forth in stock option agreements between the Company and the Executive).
     6. Employment of Executive. Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ the Executive, nor shall this Agreement affect in any way the right of the Company to terminate the employment of the Executive at any time and for any reason. By the Executive’s execution of this Agreement, the Executive acknowledges and agrees that the Executive’s employment is “at will.” No change of the Executive’s duties as an employee of the Company shall result in, or be deemed to be, a modification of any of the terms of this Agreement.
     7. Gross-Up for Excess Parachute Payments. In the event of a Change in Control, or other event constituting a change in the ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company described in Section 280G(b)(2)(A)(i) of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Company, at its sole expense, shall cause its independent auditors promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, the Executive under this Agreement, and any other agreement or plan benefiting the Executive (collectively the “Original Payments”), to determine the applicability of Section 4999 of the Code to the Executive in connection with such event (other than under this Section 7). If the Company’s independent auditors determine that the Original Payments are subject to excise taxes under Section 4999 of the Code (the “Excise Tax”), then an additional amount shall be paid to the Executive (the “Gross-Up Amount”) such that the net proceeds of the Gross-Up Amount to the Executive, after deduction of the Excise Tax (including interest and penalties) and any federal, state and local income taxes and employment taxes (including interest and penalties) but before deduction of any interest or additional tax under Sections 409A(a)(1)(B) or 409A(b)(5) of the Code (and any penalties related to such interest or additional taxes) (the “409A Taxes”) upon the Gross-Up Amount, shall be equal to the Excise Tax on the Original Payments. The Company’s independent auditors will perform the calculations in conformity with the foregoing provisions and will provide the Executive with a copy of their calculations. The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on the Original Payment(s) and Gross-Up Amount and any income and employment taxes other than the 409A Taxes (but including, without limitation, other penalties and interest on such income and employment taxes) imposed on any Gross-Up Amount payable hereunder. If no determination by the Company’s independent auditors is made prior to the time the Executive is required to file a tax return reflecting Excise Taxes on any portion of the Original Payment(s), the Executive will be entitled to receive a Gross-Up Amount calculated on the basis of the Excise Tax that the Executive reports in such tax return, within thirty (30) days after the filing of such tax return. The Executive agrees that, for the purposes of the foregoing sentence, the Executive is not required to file a tax return until the Executive has obtained the maximum number and length of filing extensions available, and Executive shall have provided a copy of the relevant portions of such tax return to the Company not less than ten (10) days prior to filing such tax return. If any tax authority finally determines that a greater Excise Tax should be imposed upon the Original Payments or the Gross-Up Amount than is determined by the Company’s independent auditors or reflected in the Executive’s tax returns, the Executive shall be entitled to receive an additional Gross-Up Amount calculated on the basis of the additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from the Company within thirty (30) days after such determination. The Executive shall cooperate with the Company as it may reasonably request to permit the Company (at its sole expense) to contest the determination of such taxing authority to minimize the amount payable under this Section 7. If any tax authority finally determines the Excise Tax payable by the Executive to be less than the amount taken into account hereunder in calculating the Gross-Up Amount, the Executive shall repay the Company, within thirty (30) days after the Executive’s receipt of a tax refund resulting from that determination, to the extent of such refund, the portion of the Gross-Up Amount attributable to such reduction (including the refunded portion of Gross-Up Amount attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Amount being repaid, less any additional income tax resulting from receipt of such refund).
     8. No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company. Further, the amount of any payment provided hereunder shall not be reduced by any compensation earned by the Executive.
     9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to provisions thereof relating to choice of law or conflicts of law. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.
     10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     11. Section 409A Compliance. Notwithstanding anything in this Agreement or any other agreements between the Company and the Executive (“Other Agreements”) to the contrary, if, based on Internal Revenue Service guidance available as of the date the payment or provision of any amount or other benefit is required to be made under this Agreement (including, but not limited to, any payment, accelerated vesting or benefit continuation right, Gross-Up Amount under Section 7 hereof or Counsel Fees under Section 8 hereof) or under any Other Agreements, (a) the Company reasonably determines that the payment or provision of such amount or other benefit at the time specified in such agreements may subject the Executive to 409A Taxes “additional tax” and “interest” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, the “409A Taxes”), because the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code or otherwise, and (b) payment of such amount (or portion of such amount) or provision of such benefit (or portion of such benefit) at a later date would likely avoid any such 409A Taxes, then the payment or provision thereof shall be postponed to the earliest business day on which the Company reasonably determines such amount or benefit can be paid or provided without incurring any such 409A Taxes, but in no event later than the first business day after the six-month anniversary of the Executive’s severance from service within the meaning of Section 409A(a)(2) of the Code (the “Delayed Payment Date”). In the event a benefit is to be provided during the period commencing on the Executive’s separation from service and ending on the Delayed Payment Date and the provision of such benefit during that period would be treated as a payment of nonqualified deferred compensation in violation of Section 409A(a)(2)(B)(i) of the Code, then continuation of such benefit during that period shall be conditioned on payment by the Executive of the full premium or other cost of coverage and as of the Delayed Payment Date the Company shall reimburse the Executive for the premiums or other cost of coverage paid by the Executive, which but for this paragraph would have been paid by the Company. On the Delayed Payment Date the Executive shall receive in a lump sum all payments which were delayed and all remaining payments shall commence to be paid in accordance with the terms of this Agreement or the Other Agreement. The Company and the Executive may agree to take other actions to avoid the imposition of 409A Taxes at such time and in such manner as permitted under Section 409A of the Code. In addition, in the event that any amount or other benefit which is required to be made under this Agreement is treated as a payment under a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, no acceleration of payment shall be made if such acceleration of payment would result in imposition of 409A Taxes. The Company shall have no liability to the Executive for 409A Taxes (or any loss incident to the imposition of such taxes) in the event that Executive is determined to be liable for 409A Taxes in connection with any payment or provision of any amount or other benefit under this Agreement or Other Agreements.
[Signatures appear on following page.]

     IN WITNESS WHEREOF, the parties have executed this Executive Agreement on the date and year first above written.

WEBMETHODS, INC., a Delaware corporation

By:	/s/ Douglas McNitt

Name:	Douglas McNitt

Title:	Executive Vice President

EXECUTIVE:

/s/ David Mitchell

David L. Mitchell